Exhibit 23.1

                          Independent Auditors' Consent


We consent to the use in this Registration Statement of CompleTel Europe N.V. on Form S-1 of our report dated September 12, 2002 except for the matters referenced in Note 14 as to which the date is September 17, 2002 (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the Company's ability to continue as a going concern and the restatement described in Note 2) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/S/ DELOITTE & TOUCHE ACCOUNTANTS

Amstelveen, The Netherlands
December 9, 2002